Exhibit (h)(xii)

Dated as of: August 1, 2018

SIXTH AMENDED SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT

OPERATING EXPENSE LIMITS

Fund Name	Class of Shares	Maximum Operating Expense Limit[1]
JOHCM Emerging Markets Opportunities Fund	Institutional Class I Class II	129 basis points (bps) 139bps 154bps

JOHCM Global Equity Fund	Institutional Class I Class II	108bps 118bps 133bps

JOHCM International Select Fund	Class I Class II	105bps 130bps

JOHCM International Small Cap Equity Fund	Institutional Class I Class II	124bps 134bps 149bps

JOHCM Asia Ex-Japan	Institutional Class I Class II	80bps[2] 90bps[2] 105bps[2]

JOHCM Emerging Markets Small Mid Cap Equity Fund	Institutional Class I Class II Class III	154bps 164bps 179bps 204bps

JOHCM US Small Mid Cap Equity Fund	Institutional Class I Class II Class III	99bps 109bps 124bps 149bps

JOHCM International Opportunities Fund	Institutional Class I Class II	89bps 99bps 114bps

JOHCM Global Income Builder Fund	Institutional Class I Class II	88bps 98bps 113bps

ADVISERS INVESTMENT TRUST

By:	/s/ Barbara J. Nelligan
Name:	Barbara J. Nelligan
Title:	President

JO HAMBRO CAPITAL MANAGEMENT LIMITED

By:	/s/ M. Helen Vaughan
Name:	M. Helen Vaughan
Title:	COO

JO HAMBRO CAPITAL MANAGEMENT LIMITED

By:	/s/ Kenneth Lamden
Name:	Kenneth Lamden
Title:	CEO

[1]	Expressed as a percentage of a Fund’s average daily net assets.
[2]	Effective August 1, 2018 through January 28, 2020 at which time it will be subject to automatic renewal upon the effective date of the annual update to the Funds’ registration statement.